Exhibit 99.1

Pacific Energy Development Announces 2nd Quarter Results with Revenues Increasing More Than 10x Over Same Period Last Year with a Commensurate Increase in Reserves

Company Will Host Investor Conference Call on Results and Operations

Danville, CA, Thursday, August 14, 2014 – PEDEVCO Corp. d/b/a Pacific Energy Development  (NYSE MKT: PED) reported 2nd quarter results yesterday and will host a conference call to discuss these results and to provide an operational update.  The call will be held on Tuesday, August 19, 2014 at 1:30PM Pacific Time.

Commenting on the results, Frank C. Ingriselli, President and CEO of the Company, stated, "We are very pleased with our results this quarter that we believe demonstrate and validate the significant accretive value of our recent strategic acquisition in the Wattenberg area.  Compared to the same quarter last year, revenues grew from $156,000 to over $2 million, with our net proved and developed reserves (P1 Reserves) growing from approximately 115,000 BOE at 2013 year-end to over 5.6 million BOE now, with P3 reserves announced at over 13.5 million BOE.  We look forward to discussing these results, as well as our future development plans and our drive to focus on shareholder value.”

Conference call details:

Date:  August 19, 2014 (Tuesday)

Time: 1:30 PM PT / 4:30PM ET

To participate, please dial 877-407-6914 (toll free) or 201-493-6709 (international).

The call will be archived on the Company's website under the Investors page shortly following the call for approximately 90 days.

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal assets include its recently acquired Wattenberg asset and Niobrara asset located in the DJ Basin in Colorado, its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas and its North Sugar Valley asset located in Matagorda County, Texas. The Company has also previously announced its entry into an agreement to acquire an indirect 5% interest in a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan.  Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Contacts
Pacific Energy Development
Bonnie Tang
1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:

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John Liviakis
1-415-389-4670
john@liviakis.com

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